Exhibit 99.1
RECENT DEVELOPMENTS

The summary financial information presented below is derived in part from the consolidated financial statements of Existing Rockville Financial. The following is only a summary and you should read it in conjunction with “Management Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and notes thereto contained elsewhere in the prospectus. The information at December 31, 2009 is derived in part from the audited consolidated financial statements of Existing Rockville Financial that appear in this prospectus. The information at September 30, 2010 and for the nine months ended September 30, 2010 and 2009 is unaudited. In the opinion of management, all normal and recurring adjustments which are considered necessary to fairly present the results for the interim periods presented have been included.

	September 30,	December 31,
	2010	2009
	(Unaudited)
	(In thousands)

Selected Financial Condition Data:
Total assets	$1,639,768	$1,571,134
Available for sale securities	126,143	102,751
Held to maturity securities	15,431	19,074
Federal Home Loan Bank stock	17,007	17,007
Loans receivable, net	1,388,516	1,361,019
Cash and cash equivalents	37,426	19,307
Deposits	1,174,978	1,129,108
Mortgagors’ and investors’ escrow accounts	3,191	6,385
Advances from the Federal Home Loan Bank	276,428	263,802
Total stockholders’ equity	165,139	157,428
Allowance for loan losses	14,094	12,539
Non-performing loans(1)	11,579	12,046

(1)	Non-performing loans include loans for which Rockville Bank does not accrue interest (non-accrual loans), loans 90 days past due and still accruing interest, and loans that have gone through troubled debt restructurings.

	For the Nine Months Ended
	September 30,
	2010	2009
	(Unaudited)
	(In thousands, except per share data)

Selected Operating Data:
Interest and dividend income	$56,630	$57,122
Interest expense	16,520	23,258

Net interest income	40,110	33,864
Provision for loan losses	3,114	1,303

Net interest income after provision for loan losses	36,996	32,561
Non-interest income	6,798	5,382
Non-interest expense	28,903	27,661
Income before income taxes	14,891	10,282
Income tax expense	5,314	3,432

Net income	$9,577	$6,850

Earnings per share:
Basic	$0.52	$0.37

Diluted	$0.52	$0.37

Dividends per share	$0.18	$0.15

Weighted average shares outstanding:
Basic	18,527,501	18,460,244
Diluted	18,541,739	18,466,638

	At or For the Nine Months Ended September 30,
	2010	2009
	(Unaudited)

Selected Financial Ratios and Other Data:
Return on average assets	0.81%	0.59%
Return on average equity	7.86	6.11
Interest rate spread(1)	3.23	2.65
Net interest margin(2)	3.53	3.03
Non-interest expense to average assets	2.43	2.38
Efficiency ratio(3)	61.62	70.48
Average interest-earning assets to average interest-bearing liabilities	120.53	118.06
Dividend payout ratio(4)	35.43	41.30
Asset Quality Ratios:
Allowance for loan losses as a percent of total loans	1.01	0.92
Allowance for loan losses as a percent of non-performing loans	121.72	81.27
Net charge-offs to average loans	0.11	0.09
Non-performing loans as a percent of total loans	0.83	1.13
Non-performing assets as a percent of total assets	1.07	1.13

	At or For the Nine Months Ended September 30,
	2010	2009
	(Unaudited)

Capital Ratios:
Capital to total assets at end of period	10.1	9.8
Average capital to average assets	10.3	9.7
Total capital to risk-weighted assets	14.0	14.0
Tier I capital to risk-weighted assets	12.8	12.9
Tier I capital to total average assets	10.0	10.0
Other Data:
Number of full service offices	18	18
Number of limited service offices	4	4

(1)	Represents the difference between the weighted-average yield on average interest-earning assets and the weighted-average cost of interest-bearing liabilities.

(2)	Represents (annualized) net interest income as a percent of average interest-earning assets.

(3)	Represents non-interest expense divided by the sum of net interest income and non-interest income.

(4)	Represents the amount of dividends paid as a percentage of net income.

Comparison of Financial Condition at December 31, 2009 and September 30, 2010

Total assets increased $68.6 million, or 4.4%, to $1.64 billion at September 30, 2010, from $1.57 billion at December 31, 2009, primarily due to a $27.5 million, or 2.0%, increase in loans receivable, and an increase in available for sale securities of $23.4 million, or 22.8%, which was partially offset by a reduction of $3.6 million, or 19.1%, in held to maturity securities. Cash and cash equivalents increased $18.1 million to $37.4 million at September 30, 2010. In the first quarter of 2009, we began selling residential mortgages in the secondary market to Freddie Mac. During the nine months ended September 30, 2010, we sold $46.4 million of loans originated for sale in the secondary market.

Deposits increased $45.9 million, or 4.1%, from December 31, 2009, to $1.17 billion at September 30, 2010. Interest-bearing deposits grew $31.8 million in the first nine months of 2010 to $1.01 billion from $978.6 million at December 31, 2009. Non-interest-bearing deposits totaled $164.6 million at September 30, 2010, an increase of $14.1 million from the year end 2009. Deposit growth was attributable to, among other things, our continued focus on deposit gathering activities, which included running several promotional programs, and taking advantage of financial institution consolidations within our market area. Federal Home Loan Bank advances increased $12.6 million, or 4.8%, to $276.4 million at September 30, 2010 from $263.8 million at December 31, 2009.

Total stockholders’ equity increased $7.7 million, or 4.9%, to $165.1 million at September 30, 2010 compared to $157.4 million at December 31, 2009. This was primarily due to increased retained earnings of $6.2 million, consisting of $9.6 million of net income offset by dividend payments totaling $3.4 million.

Results of Operations for the Nine Months Ended September 30, 2010 and 2009

Earnings Summary:  Net income increased by $2.7 million to $9.6 million for the nine months ended September 30, 2010 compared to $6.9 million for the same period the year before. The increase in net income primarily resulted from an increase in net interest income of $6.2 million, which was partially offset by increases in the provision for loan loss expense of $1.8 million, non-interest expense of $1.2 million and income tax provision of $1.9 million. The increase in net interest income was due to a reduction of deposit expense of $6.8 million, offset by lower interest and dividend income of $492,000 and higher borrowing expense of $33,000. Non-interest income increased by $1.4 million, the result of earning $1.3 million of loan fee income generated by Rockville Bank Mortgage, Inc., a net increase of $536,000 in gains on the sale of loans and the absence of additional other-than-temporary impairment charges compared to $357,000 for the same period a year earlier. Partially offsetting these improvements was a reduction of $746,000 in securities gains for the period ended September 30, 2010 compared to the same period ended in 2009. Increases of $954,000 in other real estate owned expense, $487,000 in salary related expense and $468,000 of all other expenses was partially offset by a decline in FDIC assessment expense of $667,000, accounting for much of the year over year increase in non-interest expense. Income before income taxes increased $4.6 million to $14.9 million in the first nine months of 2010 from $10.3 million compared to the same period in the prior year.

Net Interest Income:  Net interest income before the provision for loan losses was $40.1 million for the nine months ended September 30, 2010, compared to $33.9 million for the same period in 2009. The $6.2 million, or 18.4%, increase in net interest income was primarily due to a $30.3 million, or 13.3%, increase in average net interest-earning assets, in combination with a 50 basis point increase in our net interest margin to 3.53%. Average interest-earning assets increased by $25.9 million, or 1.7%, to $1.5 billion. The increase in the average net interest-earning assets reflected the net impact of continued strong loan growth funded primarily by NOW and money market accounts. Our net interest rate spread increased 58 basis points to 3.23% from 2.65% for the same period in the prior year due to a 71 basis point decline in our average cost of funds partially offset by a 13 basis point decrease in our average interest-earning asset yield resulting from the decline in interest rates.

Interest and Dividend Income:  For the nine months ended September 30, 2010, interest and dividend income decreased $492,000, or 0.9%, to $56.6 million from $57.1 million for the same period in the prior year. Our average interest-earning assets grew $25.9 million while the yield on average interest-earning assets decreased 13 basis points to 4.98% from 5.11%. A decline of $23.1 million of average available for sale securities coupled with a 59 basis point decline in yield accounted for a $1.4 million reduction in interest and dividend income. Interest income on loans receivable increased $866,000, or 1.7%, to $52.8 million compared to $52.0 million for the nine months ended September 30, 2009. The increase in loan interest income was due to growth in average loans for the period of $43.4 million, or 3.3% offset by a 9 basis point reduction on average loan yields.

Interest Expense:  Interest expense for the nine months ended September 30, 2010 decreased $6.7 million, or 29.0%, to $16.5 million from $23.3 million compared to nine months ended September 30, 2009. The savings resulted from a decrease of 71 basis points paid on average interest-bearing liabilities in combination with a $4.4 million, or a 0.4%, decrease in the balance of average interest-bearing liabilities. The decrease in the cost of funds was primarily due to the impact the sustained low interest rate environment had on our time deposits during the first nine months of 2010, resulting in expense savings of $5.9 million. Average balances on interest-bearing deposits rose to $990.9 million, an increase of $21.8 million, as the growth in NOW and money market accounts of $43.5 million and savings accounts of $24.1 million offset the reduction of $45.8 million in time deposits. Average outstanding advances from the Federal Home Loan Bank were $266.2 million, a decrease of $26.2 million as the increase in deposits were used to fund loan demand and for liquidity purposes. The interest rate on these borrowings averaged 3.93%, 36 basis points higher than the average rate of 3.57% for the same period in 2009. The increase in the average rate for FHLB borrowings resulted from a reduced use of lower-cost overnight borrowings in the first nine months of 2010 compared to the first nine months of 2009.

Provision for Loan Losses:  At September 30, 2010, the allowance for loan losses totaled $14.1 million, which represented 1.01% of total loans and 121.72% of non-performing loans compared to an allowance for loan losses of $12.6 million, which represented 0.92% of total loans and 81.27% of non-performing loans at September 30, 2009. The increase in the allowance for loan losses in the fiscal quarter ended September 30, 2010 primarily reflects an increase in the general reserve to account for continued weakness in the economy and its affect on the residential housing portfolio. This level of reserve is deemed an appropriate estimate of probable losses inherent in the portfolio as of September 30, 2010 based on the analysis conducted and given the portfolio composition, delinquencies, charge offs and risk rating changes experienced during the first nine months of 2010 and the five year evaluation period utilized in the analysis. On September 30, 2010, Rockville Bank completed a $3.4 million debt restructuring in connection with a borrower’s business restructuring. The obligation was not classified as a TDR, as the loans were performing with no delinquency history or impairment issues at the time of the restructuring, and the restructuring did not occur as a result of the borrower’s financial condition.

Potential Problem Loans:  At September 30, 2010, $14.4 million of commercial loans and $500,000 of residential and consumer loans were included on our internally monitored criticized list that were not considered impaired. At December 30, 2009, $15.8 million of commercial loans and $1.5 million of residential and consumer loans were included on our internally monitored criticized list that were not considered impaired.

Non-Interest Income:  Non-interest income increased by $1.4 million to $6.8 million for the nine months ended September 30, 2010, compared to $5.4 million for the same period in 2009. During 2010, Rockville Bank Mortgage, Inc. collected $1.3 million in loan fees in its first nine months of operations. There were gains from the sale of securities of $190,000 compared to $936,000 of gains in the nine months ended September 30, 2009, a reduction of $746,000. ATM fees increased $303,000, the gain on the sale of fixed rate residential mortgage loans increased $536,000, the collection of insufficient funds fees decreased $187,000, and Infinex fees decreased $60,000 in the nine months ended September 30, 2010 compared to the same period of 2009. There was no other-than-temporary impairment of securities in the nine months ended September 30, 2010 compared to $357,000 in the nine months ended September 30, 2009.

Non-Interest Expense:  Non-interest expense increased $1.2 million, or 4.5%, to $28.9 million for the nine months ended September 30, 2010 compared to $27.7 million for the same period in the prior year. Salary and employee benefits expense increased $487,000 which was mainly attributable to the addition of employees of Rockville Bank Mortgage Company when acquired in January 2010. Occupancy expense declined $86,000 mainly due to reductions in depreciation expense. All other expense increased $841,000 which consisted primarily of increases in other real estate owned expense of $954,000 due to increased expenses on residential and commercial properties and a write-down of $380,000 on one commercial property, audit and consulting service fees of $233,000 and marketing expense of $151,000 which were partially offset by a decrease of $667,000 in FDIC assessments resulting from a special assessment of $700,000 incurred in 2009 which was partially offset by deposit growth.

Income Tax Provision:  Year to date income tax provision is $5.3 million, an increase of $1.9 million from the same period last year. Income taxes are provided on an interim basis using the estimated annual effective tax rate. The effective tax rate was 35.7% and 33.4% of pretax income for the nine months ended September 30, 2010 and 2009, respectively. The increase in the effective tax rate was attributable in part to additional state income taxes which make up 0.5% of the effective tax rate of 35.7%. Due to recent changes in statutes of various nearby states, in 2010 we reviewed our filing requirements and revenues received from customers from other states. It is anticipated that we will file a corporation income tax return for 2010 with the Commonwealth of Massachusetts. The remaining increase in the effective tax rate was due to an increase in fully taxable income while maintaining static levels of tax-advantaged income.